Intelligent Highway Solutions Chooses Bravatek as Strategic Partner

Sacramento, CA – January 18, 2018 — Intelligent Highway Solutions, Inc. (OTC PINK: IHSI) announced today that the company has signed a strategic marketing agreement with Bravatek Solutions, Inc.

Devon Jones, CEO of Intelligent Highway Solutions stated, “We are thrilled to be working with the Bravatek team. Their network of business connections in both the private and public sectors is extensive and has the potential of opening doors for us in energy markets otherwise unaccessible to us across the country. Dr. Thomas Cellucci, Bravatek’s CEO has the experience and background necessary to help catapult our revenue potential and we are happy to have him and his team as strategic partners.

Intelligent Highway Solutions recently announced that their subsidiary, Fazync Corporation will become an integral part of the Tripac Systems Phase Angle Synchronization (PAS) rollout that allows utility companies to recycle wasted electricity. The Bravatek team and Dr. Cellucci specifically will work with IHSI to create and develop new accounts in the energy/utilities industry.

Mr. Jones finished up with, “There are key components of this project that are falling into place quickly. We are excited about becoming the marketing, installation, monitoring and maintenance component and we’re working closely with Bob Widner as he continues to develop and complete the manufacturing arm of the operation. Having the team from Bravatek involved as a resource for market development is just icing on the cake, so to speak. We feel strongly that they’ll play a key role in ramping up the growth and development of the overall project and this is a win-win for all involved. We will continue to provide more information on the company in the coming weeks. As always, we thank you for your support.”

About Intelligent Highway Solutions, Inc: From full turn-key general contracting, to LED lighting retrofits, HVAC and temperature control upgrades to solar renewable energy systems, Intelligent Highway Solutions, Inc. provides technology driven solutions for commercial, industrial, and municipal facilities. Our subsidiary, Fazync Corporation is responsible for the installation, monitoring and maintenance of the Tripac Systems Phase Angle Synchronization (PAS) rollout that allows utility companies to recycle wasted electricity. In addition, our subsidiary, Cresent Construction, located in Concord, North Carolina is a full-service general contractor providing design, installation and construction management services.

Forward Looking Statements: Any statements contained herein that are not historical facts are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only to the date such information was released. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after release of this information.

Contact: Paul Knopick

Pknopick@eandecommunications.com

940.262.3584